SUBSIDIARIES OF THE REGISTRANT


                                            Percentage of State of Incorporation
   Parent                Subsidiary           Ownership       or Organization
   ------                ----------           ---------       ---------------

Hardin Bancorp, Inc.  Hardin Federal Savings
                      Bank                       100%             Federal


Hardin Federal        Hardin Savings Service
Savings Bank          Corporation                100%             Missouri